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                     July 24, 2023

       Yi Larson
       Chief Financial Officer
       LianBio
       103 Carnegie Center Drive, Suite 309
       Princeton, NJ 08540

                                                        Re: LianBio
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 28,
2023
                                                            File No. 001-40947

       Dear Yi Larson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences